EXHIBIT (a)(1)(i)

OFFER TO PURCHASE FOR CASH

BY

WESTERN ASSET MUNICIPAL PARTNERS FUND INC.

(THE “FUND”)

UP TO 259,070 OF ITS ISSUED AND OUTSTANDING

SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE

(THE “SHARES”)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME ON JANUARY 17, 2007, UNLESS THE OFFER IS EXTENDED.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”) ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT ARE SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

NEITHER THE FUND, ITS BOARD OF DIRECTORS NOR LEGG MASON PARTNERS FUND ADVISOR, LLC, THE FUND’S INVESTMENT ADVISER, MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WESTERN ASSET MUNICIPAL PARTNERS FUND INC. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

IMPORTANT

Any stockholder of the Fund (“Stockholder”) desiring to tender any portion of his or her Shares of Common Stock to the Fund should either (1) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal with his or her certificates for the tendered Shares if such Stockholder has been issued physical certificates, signature guarantees for all Stockholders tendering uncertificated Shares, and any other required documents to American Stock Transfer & Trust Company, the Depositary, or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to American Stock Transfer & Trust Company, the Information Agent, in the manner set forth on the last page of this Offer to Purchase.

If you do not wish to tender your Shares, you need not take any action.

December 15, 2006

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning this tender offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of this Offer, you should read carefully this entire Offer to Purchase and the related Letter of Transmittal.

What is the tender offer?

Western Asset Municipal Partners Fund Inc. (the “Fund”) is offering to purchase up to 5% of its outstanding Shares, or 259,070 Shares, for cash at a price per share equal to 98% of the per share net asset value as of the close of regular trading on the New York Stock Exchange (“NYSE”) on January 17, 2007 (or if the Offer is extended, on the date to which the Offer is extended), upon specified terms and subject to conditions as set forth in the tender offer documents.

Why is the Fund making this tender offer?

Pursuant to the settlement agreement entered into by the Fund and George W. Karpus, Karpus Management, Inc. (d/b/a Karpus Investment Management), its directors, officers and all of its respective Affiliates (as defined in Rule 405 of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”)), related to the proxy solicitations by Karpus Management, Inc. with respect to the approval of a new investment management agreement between the Fund and the Fund’s former investment adviser, Salomon Brothers Asset Management Inc., and described in Section 6 of this Offer to Purchase, the Fund agreed to take certain actions related to tendering for shares of the Fund, as described below.

Subject to certain conditions set forth in the settlement agreement, the Fund agreed (a) to commence a tender offer prior to June 30, 2006 for up to 10% of the then outstanding Shares of the Fund at a price equal to at least 98% of the net asset value of the Fund’s Shares as determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”) on the date the tender offer expires, which tender offer commenced on June 29, 2006, terminated on July 28, 2006 and resulted in the purchase of 575,710 shares of the Fund, and (b) to (i) commence a tender offer prior to December 31, 2006 for up to 5% of the then outstanding Shares of the Fund at a price equal to at least 98% of the net asset value of the Fund’s Shares as determined as of the close of the regular trading session of the NYSE on the date the tender offer expires, if during the 12 calendar weeks prior to the end of the third calendar quarter of 2006, the Shares of the Fund have traded on the NYSE at an average discount from net asset value of more than 5% as of the last trading day in each week during such 12-week period and (ii) commence a tender offer in each of the second and fourth calendar quarters of 2007 and the second calendar quarter of 2008 for up to 5% of the then outstanding Shares of the Fund at a price equal to at least 98% of the net asset value of the Fund’s Shares as determined as of the close of the regular trading session of the NYSE on the date the tender offer expires, if during the 12 calendar weeks prior to the end of the first and third calendar quarters of 2007 and first calendar quarter of 2008, respectively, the Shares of the Fund have traded on the NYSE at an average discount from net asset value of more than 5% as of the last trading day in each week during such 12-week period.

During the 12 calendar weeks prior to the end of the third calendar quarter of 2006, the Shares of the Fund traded on the NYSE at an average discount from net asset value of more than 5% as of the last trading day in each week during such 12-week period.

When will the tender offer expire, and may the offer be extended?

The tender offer will expire at 5:00 p.m., New York City time, on January 17, 2007, unless extended. The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired. See Section 1 of this Offer to Purchase.

What is the net asset value per Fund Share as of a recent date?

As of December 12, 2006, the net asset value per share was $14.94. See Section 7 of this Offer to Purchase for additional information regarding net asset values and market prices. During the pendency of the tender offer, current net asset value quotations can be obtained from American Stock Transfer & Trust Company by calling toll free at (877) 248-6417, or for banks and brokers, by calling (718) 921-8317 between 8:00 a.m. and 7:00 p.m., New York City time, Monday through Thursday (except holidays) and between 9:00 a.m. and 5:00 p.m., New York City time, Friday (except holidays). You may also call the Fund’s toll free number at (888) 777-0102.

Will the net asset value be higher or lower on the date that the price to be paid for tendered Shares is to be determined?

No one can accurately predict the net asset value at a future date, but you should realize that net asset value on the date the purchase price for tendered shares is to be determined may be higher or lower than the net asset value on December 12, 2006.

How do I tender my Shares?

If your Shares are registered in your name, you should obtain the tender offer materials, including this Offer to Purchase and the related Letter of Transmittal, read them, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by American Stock Transfer & Trust Company, the Depositary, in proper form before 5:00 p.m., New York City time, on January 17, 2007 (unless the tender offer has been extended by the Fund, in which case the new deadline will be as stated in the public announcement of the extension). If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary by 5:00 p.m., New York City time, on January 17, 2007 (or if the offer is extended, the expiration date as extended). If you are an institution participating in the book-entry transfer facility, you must tender your Shares according to the procedure for book-entry transfer. See Section 3 of this Offer to Purchase.

Is there any cost to me to tender?

No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge stockholders a fee for soliciting tenders for Shares pursuant to this Offer. See the Letter of Transmittal.

May I withdraw my Shares after I have tendered them and, if so, by when?

Yes, you may withdraw your Shares at any time prior to 5:00 p.m., New York City time on January 17, 2007 (or if the Offer is extended, at any time prior to 5:00 p.m., New York City time, on the new expiration date). Withdrawn Shares may be re-tendered by following the tender procedures before the offer expires (including any extension period). Tenders of Shares may also be withdrawn at any time after 5:00 p.m., New York City time, on February 13, 2007, unless such Shares have been accepted for payment as provided in the Offer. See Section 4 of this Offer to Purchase.

How do I withdraw tendered Shares?

A notice of withdrawal of tendered Shares must be timely received by American Stock Transfer & Trust Company, and must specify the name of the stockholder who tendered the shares, the number of Shares being withdrawn (which must be all of the Shares tendered) and, with respect to share certificates representing tendered

Shares that have been delivered or otherwise identified to American Stock Transfer & Trust Company, the name of the registered owner of such Shares if different from the person who tendered the Shares. See Section 4 of this Offer to Purchase.

May I place any condition on my tender of Shares?

No.

Is there a limit on the number of Shares I may tender?

No, however only 5% of the Fund’s outstanding Shares will be accepted for tender. See Section 1 of this Offer to Purchase.

What if more than 259,070 Shares are tendered (and not timely withdrawn)?

The Fund will purchase duly tendered Shares from tendering stockholders pursuant to the terms and conditions of the Offer on a pro rata basis (disregarding fractions) in accordance with the number of Shares tendered by each Stockholder (and not timely withdrawn), unless the Fund determines not to purchase any Shares in the event that the conditions described in Section 13 of this Offer to Purchase are not met. The Fund’s present intention, if the Offer is oversubscribed, is not to purchase more than 259,070 Shares. See Section 1 of this Offer to Purchase.

In the first tender offer by the Fund, the Fund agreed to purchase all Shares tendered by shareholders who owned fewer than 100 Shares and tendered all of their Shares. Will this “odd lot” provision be included in this tender offer?

No. As a result, in the Offer, if more than 259,070 Shares are tendered (and not timely withdrawn), the Fund will purchase a pro rata portion of the shares tendered by each shareholder, including shareholders who own and tender fewer than 100 Shares.

If I decline to tender, how will the tender offer affect the Fund Shares I hold?

Your percentage ownership interest in the Fund will increase after completion of the tender offer.

Does the Fund have the financial resources to make payment?

Yes. The Fund does not expect to borrow money to finance the purchase of any tendered Shares. See Section 5 of this Offer to Purchase.

If Shares I tender are accepted by the Fund, when will payment be made?

Payment for tendered Shares, if accepted, will be made promptly after the termination date of the Offer.

Is my sale of Shares in the tender offer a taxable transaction for U.S. federal income tax purposes?

For most stockholders, yes. The sale of Shares pursuant to the tender offer by U.S. stockholders, other than those who are tax exempt, will be a taxable transaction for U.S. federal income tax purposes, either as a sale or exchange, or, under certain circumstances, as a dividend. The Depositary will withhold federal income taxes equal to 30% of the gross payments payable to Non-U.S. Stockholders unless the Depositary determines that such Non-U.S. Stockholder is eligible for a reduced rate of withholding pursuant to a treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the U.S. See Section 8 of the Offer to Purchase for a more detailed discussion of certain U.S. federal income tax consequences. U.S. and Non-U.S. stockholders are advised to consult their own tax advisors.

Is the Fund required to complete the tender offer and purchase all Shares tendered up to the maximum of 259,070 shares?

Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any Shares tendered as described in Section 13 of this Offer to Purchase.

Is there any reason Shares tendered will not be accepted?

In addition to those circumstances described in Section 13 of this Offer to Purchase in which the Fund is not required to accept tendered Shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

How will tendered Shares be accepted for payment?

Properly tendered Shares, up to the number tendered for, will be accepted for payment by a determination of the Fund followed by notice of acceptance to American Stock Transfer, Inc., which is thereafter to make payment as directed by the Fund with funds to be deposited with it by the Fund. See Section 2 of this Offer to Purchase.

What action need I take if I decide not to tender my Shares?

None.

Does management encourage stockholders to participate in the tender offer, and will management participate in the tender offer?

Neither the Fund, its Board of Directors nor the Fund’s investment adviser, Legg Mason Partners Fund Advisor, LLC, is making any recommendation to tender or not to tender Shares in the tender offer. The Fund has been advised that no director or officer of the Fund intends to tender Shares. See Section 6 of this Offer to Purchase.

How do I obtain additional information?

Questions and requests for assistance should be directed to American Stock Transfer & Trust Company, the Information Agent for the tender offer, toll free at (877) 248-6417 or, for banks and brokers, at (718) 921-8317. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer documents should also be directed to the Information Agent for the tender offer. If you do not hold certificates for your Shares or if you are not the record holder of your Shares, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

TO THE STOCKHOLDERS OF COMMON STOCK OF WESTERN ASSET

MUNICIPAL PARTNERS FUND INC.

Introduction

Western Asset Municipal Partners Fund Inc., a Maryland corporation (the “Fund”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, diversified management investment company, hereby offers to purchase up to 5% of the Fund’s outstanding shares of Common Stock or 259,070 shares in the aggregate (the “Offer Amount”) of its Common Stock, par value $0.001 per share (the “Shares”), at a price (the “Purchase Price”) per Share, net to the seller in cash, equal to 98% of the net asset value in U.S. Dollars (“NAV”) per Share as of the close of regular trading on the NYSE on January 17, 2007. or such later date to which the Offer is extended, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the “Offer”). The depositary for the Offer is American Stock Transfer & Trust Company (the “Depositary”). The Fund has mailed materials for the Offer to record holders on or about December 15, 2006.

THIS OFFER IS BEING EXTENDED TO ALL STOCKHOLDERS OF THE FUND AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. SEE SECTION 13 OF THIS OFFER TO PURCHASE.

NEITHER THE FUND, ITS BOARD OF DIRECTORS NOR LEGG MASON PARTNERS FUND ADVISOR, LLC, THE FUND’S INVESTMENT ADVISER, MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WESTERN ASSET MUNICIPAL PARTNERS FUND INC. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

As of December 12, 2006, there were 5,181,384 Shares issued and outstanding, and the NAV was $14.94 per Share. The Fund does not expect that the number of Shares issued and outstanding will be materially different on the Termination Date (as defined below). Stockholders may contact American Stock Transfer & Trust Company, the Fund’s Information Agent, toll free at (877) 248-6417 or, for banks and brokers, at (718) 921-8317 or contact the Fund directly at its toll free number, (888) 777-0102, to obtain current NAV quotations for the Shares.

Any Shares acquired by the Fund pursuant to the Offer will become authorized but unissued shares and will be available for issuance by the Fund without further Stockholder action (except as required by applicable law). Tendering Stockholders may be obligated to pay brokerage fees or commissions or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund. Stockholders may also be subject to other transaction costs, as described in Section 1.

1. Terms of the Offer; Termination Date. Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to 5% of the Fund’s outstanding Shares, or 259,070 Shares in the aggregate, validly tendered on or prior to 5:00 p.m., New York City time, on January 17, 2007 or such later date to which the Offer is extended (the “Termination Date”) and not withdrawn as permitted by Section 4.

If the number of Shares properly tendered and not withdrawn prior to the Termination Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Shares so tendered. If more than 259,070 Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in

Section 4), unless the Fund determines not to purchase any Shares in the event that the conditions described in

Section 13 of this Offer to Purchase are not met, the Fund will purchase Shares from tendering Stockholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions) in accordance with the number of Shares duly tendered by or on behalf of each Stockholder (and not so withdrawn). Except as described herein, withdrawal rights expire on the Termination Date. If Shares duly tendered by or on behalf of a Stockholder include Shares held pursuant to the Fund’s dividend reinvestment plan, the proration will be applied first with respect to other Shares tendered and only thereafter, if and as necessary, with respect to Shares held pursuant to that Plan. The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby by reason of more than 259,070 Shares having been tendered.

Stockholders should consider the relative costs of tendering Shares at a 2% discount to NAV pursuant to the Offer or selling Shares at the market price with the associated transaction costs.

The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13(e)-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During the extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw his or her Shares.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer. Any extension, delay or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date.

2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay for, Shares validly tendered on or before the Termination Date, and not properly withdrawn in accordance with Section 4 promptly after the Termination Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (unless such Shares are held in uncertificated form), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part with any applicable law.

For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Stockholders for purpose of receiving payments from the Fund and transmitting such payments to the tendering Stockholders. Under no circumstances will interest on the purchase price for shares be paid, regardless of any delay in making such payment.

In the event of proration, the Fund will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Termination Date. However, the Fund expects that it will not be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until at least five business days after the Termination Date.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, or if certificates are submitted for more Shares than are tendered (i) certificates for such unpurchased Shares will be returned, without expense to the tendering Stockholder, as soon as practicable following expiration or termination of the Offer, (ii) Shares delivered pursuant to the Book-Entry Delivery Procedure (as defined in Section 3 below) will be credited to the appropriate account maintained within the appropriate Book-Entry Transfer Facility and (iii) uncertificated Shares held by the Fund’s transfer agent pursuant to the Fund’s dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent.

If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn, unless and except to the extent tendering Stockholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase.

The purchase price of the Shares will equal 98% of their NAV (a 2% discount) as of the close of regular trading on the NYSE on January 17, 2007, or such later date to which the Offer is extended (the “Pricing Date”). Tendering Stockholders may be required to pay brokerage commissions or fees. Under the circumstances set forth in Instruction 7 of the Letter of Transmittal, Stockholders may be subject to transfer taxes on the purchase of Shares by the Fund.

The Fund normally calculates the NAV of its Shares daily at the close of regular trading of the NYSE. On December 12, 2006, the NAV was $14.94 per Share. The Shares are listed on the NYSE. On December 12, 2006, the last sales price at the close of regular trading on the NYSE was $14.20 per Share, representing a 4.95% discount from NAV. The NAV of the Fund’s Shares will be available daily until the Termination Date, by calling the Fund’s Information Agent, toll free at (877) 248-6417 or, for banks or brokers, at (718) 921-8317 or through the Fund’s toll free number at (888) 777-0102.

3. Procedure for Tendering Shares. Stockholders having Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to tender their Shares. For a Stockholder validly to tender Shares pursuant to the Offer, (a)(i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal, must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase, and (ii) either the certificate for Shares must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase or the tendering Stockholder must comply with the Book-Entry Delivery Procedure set forth in this Section 3, or (b) Stockholders must comply with the Guaranteed Delivery Procedure set forth in this Section 3, in all cases prior to the Termination Date.

The Fund’s transfer agent holds Shares in uncertificated form for certain Stockholders pursuant to the Fund’s dividend reinvestment plan. Stockholder may tender such uncertificated Shares by completing the appropriate section of the Letter of Transmittal or Notice of Guaranteed Delivery.

Signatures on Letters of Transmittal must be guaranteed by a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP) (each, an “Eligible Institution”) unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered, including those Stockholders who are participants in a Book-Entry Transfer Facility and whose name appears on a security position listing as the owner of the Shares, but excluding those registered Stockholders who have completed either the “Special Payment Instructions” box or the “Special Delivery Instructions” box on the Letter of Transmittal, or (ii) such Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 6 of the Letter of Transmittal for further information.

Backup Federal Income Tax Withholding. Backup withholding tax will be imposed on the gross proceeds paid to a tendering U.S. Stockholder (as defined in Section 8) unless the U.S. Stockholder provides such U.S. Stockholder’s taxpayer identification number (employer identification number or social security number) to the Depositary, certifies as to no loss of exemption from backup withholding, complies with applicable requirements of the backup withholding rules or is otherwise exempt from backup withholding. Therefore, each tendering U.S. Stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such U.S. Stockholder otherwise establishes to the satisfaction of the Depositary that such U.S. Stockholder is not subject to backup withholding. Certain U.S. Stockholders (including, among others, all corporations) are not subject to these backup withholding requirements. In addition, Non-U.S. Stockholders (as defined in Section 8) are subject to these withholding requirements. In order for a Non-U.S. Stockholder to qualify as an exempt recipient, that Non-U.S. Stockholder must submit an IRS Form W-8 or a Substitute Form W-8. Such statements can be obtained from the Depositary.

To prevent backup U.S. federal income tax withholding, each Stockholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the Stockholder’s correct taxpayer identification number and provide certain other information by completing the Substitute Form W-9 included in the Letter of Transmittal.

For a discussion of certain federal income tax consequences to tendering U.S. Stockholders, see Section 8.

Withholding for Non-U.S. Stockholders. Even if a Non-U.S. Stockholder has provided the required certification to avoid backup withholding, the Depositary will withhold U.S. federal income tax equal to 30% of the gross payments payable to a Non-U.S. Stockholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Stockholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. The Depositary will determine a shareowner’s status as a Non-U.S. Stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Forms W-8BEN or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareowner satisfies certain requirements or is otherwise able to establish that no tax or a reduced amount of tax is due (See Section 8). Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Stockholders are urged to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Fund, Legg Mason Partners Fund Advisor, LLC, the Fund’s investment adviser (the “Investment Adviser”), the Information Agent, the Depositary, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund’s interpretation of the terms and conditions of the Offer (including the Fund’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of (i) certificates for such Shares by the Depositary or book-entry confirmation of delivery of such Shares to the account of the Depositary, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) for such Shares, and (iii) any other documents required by the Letter of Transmittal. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Stockholder and the Fund upon the terms and subject to the conditions of the Offer.

The method of delivery of all required documents is at the election and risk of each tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

Book-Entry Delivery Procedure

The Depositary will establish accounts with respect to the Shares at the Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facility’s systems may make delivery of tendered Shares by (i) causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedure for such transfer and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary (the “Book-Entry Delivery Procedure”). The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of Stockholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this Book-Entry Delivery Procedure, the Letter of Transmittal, with signature guarantee, or an Agent’s Message, and all other documents required by the Letter of Transmittal must be transmitted to and received by the Depositary at the appropriate address set forth on the last page of this Offer before the Termination Date, or the tendering Stockholder must comply with the Guaranteed Delivery Procedure set forth below. Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary for purposes of this Offer.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility described above is referred to herein as a “book-entry confirmation.”

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering Shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Fund may enforce that agreement against that participant.

Guaranteed Delivery Procedure

If certificates for Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Termination Date or the procedures for book-entry transfer cannot be completed on a timely basis, Shares may be properly tendered provided that (i) such tenders are made by or through an Eligible Institution and (ii) the Depositary receives, prior to the Termination Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by hand, mail, telegram or facsimile transmission) and (iii) (A) the certificates for all tendered Shares, (B) confirmation of the delivery of Shares delivered into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedure for such transfer, together with a properly completed and duly executed Letter of Transmittal, which includes all required signature guarantees or (C) an Agent’s Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

4. Rights of Withdrawal. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Termination Date. Tenders of Shares may also be withdrawn at any time after 5:00 p.m., New York City time, on February 13, 2007, unless such Shares have been accepted for payment as provided in the Offer.

To be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal or Notice of Guaranteed Delivery, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must be furnished to the Depositary. If Shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 3 of this Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares (which must be the same name, number, and Book-Entry Transfer Facility from which the Shares were tendered), and must comply with the procedures of the Book-Entry Transfer Facility.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. Neither the Fund, the Fund’s Investment Adviser, the Information Agent, the Depositary, nor any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 of this Offer to Purchase at any time prior to the Termination Date.

If the Fund is delayed in its acceptance for payment of Shares, or it is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Fund’s rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

5. Source and Amount of Funds; Effect of the Offer. The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the Pricing Date. If the NAV per Share on the Pricing Date were the same as the NAV per Share on December 12, 2006, and if Stockholders tender 5% of the Fund’s outstanding Shares pursuant to the Offer, the estimated payment by the Fund to the Stockholders would be approximately $3,795,376. See the Pro Forma Capitalization Table below.

The monies to be used by the Fund to purchase Shares pursuant to the Offer will be obtained from cash and from sales of securities in the Fund’s investment portfolio.

The offer may have certain adverse consequences for tendering and non-tendering stockholders.

Effect on NAV and Consideration Received by Tendering Stockholders. If the Fund were required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the market prices of portfolio securities being sold and/or the Fund’s remaining portfolio securities may decline and hence the Fund’s NAV may decline. If any such decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Termination Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the Termination Date, if such a decline continued up to the Termination Date, the consideration received by tendering Stockholders would be reduced. In addition, the sale of portfolio securities will cause the Fund to incur increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, obtaining the cash to consummate the Offer may result in a decrease in the Fund’s NAV per Share, thereby reducing the amount of proceeds received by tendering Stockholders and the NAV per Share for non-tendering Stockholders.

Stockholders should note, however, that the Offer may result in accretion to the Fund’s NAV per Share following the Offer, due to the fact that the Purchase Price represents a 2% discount to the Fund’s NAV per

Share. The potential accretion to the Fund’s NAV per Share may offset in whole or in part any decline in the Fund’s NAV as discussed above and the expenses of the Offer.

The Fund will likely sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund will likely hold a greater than normal percentage of its net assets in cash and cash equivalents. The Fund will pay for tendered Shares it accepts for payment reasonably promptly after the Termination Date of this Offer. Because the Fund will not know the number of Shares tendered until the Termination Date, the Fund will not know until the Termination Date the amount of cash required to pay for such Shares. If on or prior to the Termination Date, the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

Recognition of Capital Gains by the Fund. As noted, the Fund will likely be required to sell portfolio securities to finance the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to declare and distribute any such gains to Stockholders of record (reduced by net capital losses realized during the fiscal year, if any). In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the non-tendering Stockholders at ordinary income rates. This recognition and distribution of gains, if any, would have certain negative consequences; first, Stockholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of distributions than otherwise would be the case; second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of December 4, 2006, there was net unrealized appreciation of $6,000,455 in the Fund’s portfolio as a whole, and as of December 4, 2006, there were net capital loss carryforwards of $78,104 that for tax purposes would offset future gains actually realized.

Tax Consequences of Repurchases to Stockholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Stockholders and may have tax consequences for non-tendering Stockholders. See Section 8 of this Offer to Purchase.

Higher Expense Ratio and Less Investment Flexibility. If the Fund purchases a substantial number of Shares pursuant to the Offer, the net assets of the Fund will be reduced accordingly. The reduced net assets of the Fund as a result of the Offer will result in a higher expense ratio for the Fund and possibly in less investment flexibility for the Fund, depending on the number of Shares repurchased.

Pro Forma Effects on Capitalization. The following table sets forth the net assets of the Fund as of December 12, 2006, adjusted to give effect to the offer (excluding expenses and assuming the Fund repurchases 5% of its outstanding Shares):

PRO FORMA CAPITALIZATION (1)

	As of December 12, 2006	Adjustment for Purchase at $14.65 Per Share (2)	Pro Forma as Adjusted
Total net assets	$77,396,005	$(3,795,376)	$73,600,629
Shares outstanding	5,181,384	(259,070)	4,922,314
NAV per Share (3)	$14.94	$14.65	$14.95

(1)	This table assumes purchase by the Fund of 259,070 Shares, equal to 5% of the Fund’s outstanding Shares as of December 12, 2006.

(2)	This amount represents 98% of the Fund’s NAV as determined on December 12, 2006. Shares tendered pursuant to the offer will be purchased at a 2% discount to NAV on the Pricing Date, which may be more or less than $14.65 per Share, and the Pro Forma NAV per Share also may be more or less than that shown above.

(3)	The NAV per Share of the Fund is normally determined on each day that the NYSE is open, as of the close of regular trading on the NYSE, and is determined by dividing the total net assets of the Fund by the number of Shares outstanding.

6. Purpose of the Offer; Plans or Proposals of the Fund. Pursuant to the settlement agreement entered into by the Fund and George W. Karpus, Karpus Management, Inc. (d/b/a Karpus Investment Management), its directors, officers and all of its respective Affiliates (as defined in Rule 405 of the SEC under the 1933 Act), related to the proxy solicitations by Karpus Management, Inc. with respect to the approval of a new investment management agreement between the Fund and the Fund’s former investment adviser, Salomon Brothers Asset Management Inc., the Fund agreed to take certain actions related to tendering for Shares of the Fund, as described below.

Subject to certain conditions set forth in the settlement agreement, the Fund agreed (a) to commence a tender offer prior to June 30, 2006 for up to 10% of the then outstanding Shares of the Fund at a price equal to at least 98% of the net asset value of the Fund’s Shares as determined as of the close of the regular trading session of the NYSE on the date the tender offer expires, which tender offer commenced on June 29, 2006, terminated on July 28, 2006 and resulted in the purchase of 575,710 Shares of the Fund, and (b) to (i) commence a tender offer prior to December 31, 2006 for up to 5% of the then outstanding Shares of the Fund at a price equal to at least 98% of the net asset value of the Fund’s Shares as determined as of the close of regular trading session of the NYSE on the date the tender offer expires, if during the 12 calendar weeks prior to the end of the third calendar quarter of 2006, the Shares of the Fund have traded on the NYSE at an average discount from net asset value of more than 5% as of the last trading day in each week during such 12-week period and (ii) commence a tender offer in each of the second and fourth calendar quarters of 2007 and the second calendar quarter of 2008 for up to 5% of the then outstanding Shares of the Fund at a price equal to at least 98% of the net asset value of the Fund’s Shares as determined as of the close of regular trading session of the NYSE on the date the tender offer expires, if during the 12 calendar weeks prior to the end of the first and third calendar quarters of 2007 and first calendar quarter of 2008, respectively, the Shares of the Fund have traded on the NYSE at an average discount from net asset value of more than 5% as of the last trading day in each week during such 12-week period.

During the 12 calendar weeks prior to the end of the third calendar quarter of 2006, the Shares of the Fund traded on the NYSE at an average discount from net asset value of more than 5% as of the last trading day in each week during such 12-week period.

Subject to certain conditions set forth in the settlement agreement, the Board of Directors of the Fund has preliminarily determined to recommend a merger (the “Merger”) between the Fund and Western Asset Municipal Partners Fund II Inc. (“MPT”) to the shareholders of the Fund at a meeting of shareholders of the Fund to be held in or before April 2007. Holders of common shares of the merging fund shall receive common shares in the acquiring fund with an aggregate net asset value equal to the aggregate net asset value of their common shares in the merging fund at the time of the Merger. The Merger shall be on such other terms and conditions as, in the judgment of the Board of Directors of the Fund, are appropriate, including that the Merger will qualify as a “tax free reorganization” under the Internal Revenue Code of 1986, as amended, and provided there has been no material change in circumstances that causes the Board of Directors of the Fund to believe that the Merger is no longer in the best interest of shareholders. The Merger, if approved by the Board of Directors and the shareholders of the Fund and by the Board of Directors and shareholders of MPT, will be completed on, or as soon as practicable after, July 7, 2007.

Any Shares acquired by the Fund pursuant to the Offer will become authorized but unissued Shares and will be available for issuance by the Fund without further Stockholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed).

NEITHER THE FUND, ITS BOARD OF DIRECTORS NOR THE INVESTMENT ADVISER MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH STOCKHOLDER’S SHARES, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED

TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

7. NAV and Market Price Range of Shares; Dividends. The Shares are traded on the NYSE. The following table sets forth for the periods indicated the NAV (as of the last day of each of such period), and the high and low NYSE Market Price per Share:

Fiscal Quarter Ended	High	Low	Net Asset Value
September 30, 2004	$13.62	$12.95	$15.41
December 31, 2004	13.73	13.21	15.33
March 31, 2005	13.96	12.87	15.01
June 30, 2005	13.92	12.92	15.32
September 30, 2005	14.36	13.85	15.03
December 31, 2005	14.00	13.54	14.89
March 31, 2006	14.55	13.64	14.70
June 30, 2006	14.35	13.06	14.40
September 30, 2006	14.15	13.42	14.81

The tender of Shares, unless and until such tendered Shares are accepted for purchase, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends payable by the Fund.

8. Federal Income Tax Consequences of the Offer. The following discussion describes certain U.S. federal income tax consequences of tendering Shares in the Offer. Except where noted, it deals only with Shares held as capital assets and does not deal with special situations, such as those of dealers in securities or commodities, traders in securities that elect to mark their holdings to market, insurance companies, persons holding Shares as a part of a hedging, conversion or constructive sale transaction or a straddle or Stockholders whose functional currency is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences of participating in the Offer in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your tax advisors.

As used herein, a U.S. Stockholder means a Stockholder that is (i) a citizen or resident of the U.S., (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Stockholder” is a Stockholder that is not a U.S. Stockholder.

An exchange of Shares for cash in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, the Stockholder will, depending on such Stockholder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from the Fund. Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a sale or exchange if the receipt of cash by the Stockholder: (a) results in a complete termination of the Stockholder’s interest in the Fund, (b) results in a substantially disproportionate redemption with respect to the Stockholder, or (c) is not essentially equivalent to a dividend with respect to the Stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for sale or exchange treatment is met, a Stockholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares purchased in the Offer and the Stockholder’s adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will be capital gain or loss. The maximum tax rate applicable to capital gains recognized by individuals and other non-corporate taxpayers is (i) the same as the applicable ordinary income rate for capital assets held for one year or less or (ii) 15% for capital assets held for more than one year. The deductibility of capital losses is subject to limitations.

If the requirements of Section 302(b) of the Code are not met, amounts received by a Stockholder who sells Shares pursuant to the Offer will be taxable to the Stockholder as a dividend to the extent of such Stockholder’s allocable share of the Fund’s current or accumulated earnings and profits. To the extent that amounts received exceed such Stockholder’s allocable share of the Fund’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such Stockholder’s Shares and any amounts in excess of the Stockholder’s adjusted basis will constitute taxable gain. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Stockholder.

Non-U.S. Stockholders. The Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Stockholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Stockholder must deliver to the Depositary before the payment a properly completed and executed Internal Revenue Service (“IRS”) Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Stockholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. The Depositary will determine a shareowner’s status as a Non-U.S. Stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Forms W-8BEN or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareowner meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” test described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Stockholders are urged to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Backup Withholding. See Section 3 with respect to the application of backup withholding on payments made to Stockholders.

The tax discussion set forth above is included for general information only. Each shareowner is urged to consult his or her own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

9. Selected Financial Information. Set forth below is a summary of selected financial information for the Fund for the six months ended June 30, 2006 and the fiscal years ended December 31, 2005 and December 31, 2004. The information with respect to the six months ended June 30, 2006 has been excerpted from the Fund’s unaudited financial statements contained in its Semi-Annual Report to Stockholders for that period. The information with respect to the two fiscal years has been excerpted from the Fund’s audited financial statements contained in its Annual Reports to Stockholders for these years. These reports have previously been provided to Stockholders of the Fund. Copies of the unaudited statements and the two audited statements can be obtained for free at the website of the SEC (the “Commission”) (http://www.sec.gov). The summary of selected financial information set forth below is qualified in its entirety by reference to such statements and the financial information, the notes thereto and related matter contained therein.

SUMMARY OF SELECTED FINANCIAL INFORMATION

For the Periods Indicated Below

	Six Months Ended June 30, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
	(Unaudited)	(Audited)	(Audited)
STATEMENT OF OPERATIONS:
Investment income	$3,111,854	$6,417,333	$6,488,474
Net expenses	(540,788)	(1,133,368)	(1,158,785)

Net Investment income	2,571,066	5,283,965	5,329,689

Net realized gain from investments	2,748	307,226	588,014
Change in net unrealized appreciation/depreciation from investments	(2,358,635)	(2,142,589)	(1,268,841)

Net loss on investments	(2,355,887)	(1,835,363)	(680,827)

Distributions paid to Auction Rate Cumulative Preferred Stockholders	(660,062)	(1,003,134)	(523,350)

Increase (decrease) in net assets from operations	$(444,883)	$2,445,468	$4,125,512

STATEMENT OF ASSETS AND LIABILITIES (AT END OF PERIOD)
Total assets	$123,050,272	$128,065,862	$128,469,404
Total liabilities	(128,272)	(2,338,570)	(207,694)
Auction Rate Cumulative Preferred Stock (800 shares authorized and issued at $50,000 per share)	(40,000,000)	(40,000,000)	(40,000,000)

Total net assets	$82,922,000	$85,727,292	$88,261,710

Shares outstanding	5,757,094	5,757,094	5,757,094

Net asset value per Share	$14.40	$14.89	$15.33

	Six Months Ended June 30, 2006	Year Ended December 31, 2005		Year Ended December 31, 2004
	(Unaudited)	(Audited)		(Audited)
Net Asset Value, Beginning of Period	$14.89	$15.33		$15.52

Income (Loss) From Operations:
Net investment income	0.45	0.92		0.93
Net realized and unrealized loss	(0.42)	(0.32)		(0.12)
Distributions paid to Auction Rate Cumulative Preferred Stockholders From:
Net investment income	(0.11)	(0.17)		(0.08)
Net realized gains	—	(0.00	)(1)	(0.01)

Total income (loss) from operations	(0.08)	0.43		0.72

Less Distributions From:
Net investment income	(0.41)	(0.84)		(0.84)
Net realized gains	—	(0.03)		(0.07)

Total distributions	(0.41)	(0.87)		(0.91)

Net Asset Value, End of Period	$14.40	$14.89		$15.33

Market Price, End of Period	$13.42	$13.60		$13.45

Ratios to Average Net Assets(2)
Expenses	1.29%*	1.30%		1.32%
Net investment income	6.11 *	6.07		6.05
Total Investment Returns(3)
Based on Net Asset Value	(0.56)%	2.85%		4.82%
Based on Market Price Per Share	1.59	7.64		2.68
Auction Rate Cumulative Preferred Stock:
Total amount outstanding (000’s)	$40,000	$40,000		$40,000
Asset coverage per share	155,653	157,159		160,328
Involuntary liquidating preference per share	50,000	50,000		50,000
Average market value per share	50,000	50,000		50,000

(1)	Amount represents less than $0.01 per share.

(2)	Ratios calculated on the basis of income and expenses relative to the average net assets of common shares and excludes the effect of dividend payments to preferred stockholders.

(3)	The total return calculation assumes that dividends are reinvested in accordance with the Fund’s dividend reinvestment plan. Past performance is no guarantee of future results.

*	Annualized.

10. Certain Information Concerning the Fund and the Fund’s Investment Adviser. The Fund is a closed-end, diversified management investment company organized as a Maryland corporation. The Shares were first issued to the public in 1993. As a closed-ended investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a Stockholder and does not continuously offer its Shares for sale to the public. The Fund’s primary objective is to achieve a high level of current income which is exempt from regular federal income taxes, consistent with preservation of capital. As a secondary investment objective, the Fund intends to enhance portfolio value by purchasing tax-exempt securities that, in the opinion of the Investment Adviser, may appreciate in value relative to other similar obligations in the marketplace. The principal executive offices and business address of the Fund are located at 300 First Stamford Place, 4th Floor, Stamford, Connecticut 06902. The Fund’s business telephone number is (888) 777-0102.

The Investment Adviser is a wholly owned subsidiary of Legg Mason, Inc. The Investment Adviser is a limited liability company organized under the laws of Delaware on April 6, 2006 and an investment adviser registered under the Investment Advisers Act of 1940 (“Advisers Act”). The Investment Adviser has served as Investment Adviser since August 1, 2006. The principal business address of the Investment Adviser is 399 Park Avenue, New York, New York 10022. The Fund is sub-advised by Western Asset Management Company, an affiliate of the Investment Adviser.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. The Fund has also filed an Offer to Purchase on Schedule TO with the SEC. Such reports and other information should be available for inspection at the public reference room at the SEC’s office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Fund’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares. The directors and executive officers of the Fund and the aggregate number and percentage of the Shares each of them beneficially owns as of December 15, 2006 is set forth in the table below. The address of each of them is in care of the Fund at 300 First Stamford Place, 4th Floor, Stamford, Connecticut 06902.

Name and Position	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Non-Interested Directors:
Carol L. Colman	400	*
Director and Member of the Audit and Nominating Committees
Daniel P. Cronin	11,000	*
Director and Member of the Audit and Nominating Committees
Leslie H. Gelb	0	0%
Director and Member of the Audit and Nominating Committees
William R. Hutchinson	5,000	*
Director and Member of the Audit and Nominating Committees
Riordan Roett	100	*
Director and Member of the Audit and Nominating Committees
Jeswald W. Salacuse	500	*
Director and Member of the Audit and Nominating Committees

Interested Director:
R. Jay Gerken, CFA	2,000	*
Director, Chairman and Chief Executive Officer

Officers:
R. Jay Gerken, CFA	2,000	*
President
Frances M. Guggino	0	0%
Chief Financial Officer and Treasurer
Ted P. Becker	0	0%
Chief Compliance Officer
Robert I. Frenkel	0	0%
Secretary and Chief Legal Officer

*	Less than 1%

Neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or directors, any person controlling the Fund, or any executive officer or director of any corporation or other person ultimately in control of the Fund, has effected any transaction in Shares, except for dividend reinvestments, during the past 60 days.

Other than the settlement agreement described under Section 6 of this Offer to Purchase or as otherwise set forth in the Offer, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or directors is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12. Certain Legal Matters; Regulatory Approvals. The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund currently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 13.

13. Certain Conditions to the Offer. Notwithstanding any other provision of the Offer, the Fund will not commence the Offer or accept tenders of the Fund’s Shares during any period when (a) such transactions, if consummated, would (i) result in the delisting of the Fund’s Shares from the NYSE or (ii) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the fund level in addition to the taxation of Stockholders who receive distributions from the Fund); (b) there is any (i) legal or regulatory action or proceeding instituted or threatened challenging such transaction, (ii) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the National Association of Securities Dealers Automated Quotation System National Market System, (iii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (iv) limitation affecting the Fund imposed by federal or state authorities on the extension of credit by lending institutions or (v) outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the good faith judgment of the Board of Directors of the Fund, impractical or inadvisable to proceed with the Offer; or (c) the Board of Directors of the Fund determines in good faith that effecting any such transaction would constitute a breach of its fiduciary duty owed to the Fund or its Stockholders. The Fund will commence the Offer if it is delayed by the pendency of any of the above described events within 30 days of the termination of such delaying event.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

If the Offer is suspended or postponed, the Fund will provide notice to Stockholders of such suspension or postponement.

14. Fees and Expenses. The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained American Stock Transfer & Trust Company to act as Depositary and Information Agent. The Depositary and the Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses, and will be indemnified against certain liabilities by the Fund.

15. Miscellaneous. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Shares. However, the Fund reserves the right to exclude Stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of Stockholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

16. Contacting the Depositary and the Information Agent. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each Stockholder of the Fund or his or her broker-dealer, commercial bank, trust company or other nominee to the Depositary as set forth below.

The Depositary for the Offer is:

Facsimile Copy Number: (718) 234-5001

Confirm by Telephone: (718) 921-8317

For Account Information Call:

Toll Free: (877) 248-6417

By Mail or Overnight Courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	By Hand: American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, New York 10038

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, and other documents may be directed to the Information Agent at its telephone number and location listed below. Stockholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Toll Free: (877) 248-6417

or

Banks and Brokers, Call: (718) 921-8317

WESTERN ASSET MUNICIPAL PARTNERS FUND INC.

December 15, 2006